Exhibit 99.1

551 Fifth Avenue Suite 300 New York, NY 10176
PRESS RELEASE

Contact:
Investors & Analysts:	David Farwell (415) 733-4040 dfarwell@abm.com	Media:	Tony Mitchell (212) 297-9828 tony.mitchell@abm.com
For Immediate Release
ABM INDUSTRIES SIGNS SERVICES AGREEMENT WITH IBM
Company Amends Terms and Roles for IT Services and Support
NEW YORK, NY — February 26, 2009 — ABM Industries Incorporated (NYSE:ABM) today announced that the Company and IBM have entered into a amended master professional services agreement and a transition agreement which, taken together, modify the scope and terms of IT services to be provided to the Company by IBM under the master professional services agreement signed by the two companies on October 1, 2006.
The execution of the amended master professional services agreement and transition agreement is part of the Company’s ongoing enterprise-wide effort to build an integrated, scalable IT platform to better support current business and future growth. As part of the Company’s IT strategy, certain IT services previously provided by IBM will either be assumed by the Company or provided by third-party providers. The Company will continue to look to IBM for data center services and support. Under a separate agreement, ABM will leverage IBM’s expertise to support the Company’s ongoing upgrade of its enterprise resource systems and to provide project support on future IT system implementations.
About ABM Industries
ABM Industries Incorporated (NYSE:ABM), which operates through its subsidiaries (collectively “ABM”), is among the leading providers of facility services in the United States. With fiscal 2008 revenues in excess of $3.6 billion and more than 101,000 employees, ABM provides janitorial, parking, security and engineering services for thousands of commercial, industrial, institutional and retail facilities across the United States, Puerto Rico and British Columbia, Canada. ABM’s business services include ABM Janitorial Services; ABM Engineering Services; ABM Facility Services; Ampco System Parking; and ABM Security Services.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that set forth management’s anticipated results based on management’s current plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to the following: (1) costs associated with the transition of certain IT services to third-party vendors or costs associated with providing those services internally may exceed anticipated costs; (2) the transition of certain IT services may cause service disruptions or the failure or delay of certain projects which are under development relating to the Company’s IT platforms and systems; and (3) supporting multiple concurrent projects and moving away from IBM as a provider of various IT services may result in resource constraints and the inability to complete certain projects on schedule which could negatively impact our operations. Additional information relating to these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K/A for the year ended October 31, 2008 and in other reports that the Company files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
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